Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated November 21, 2011, with respect to the combined financial statements of Heritage Operating, L.P. and subsidiaries and Titan Energy Partners, L.P. and subsidiaries as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, incorporated by reference in this Current Report of AmeriGas Partners, L.P. on Form 8-K. We hereby consent to the incorporation by reference of said report in the Registration Statements of AmeriGas Partners, L.P. on Forms S-3 (File No. 333-178879 and File No. 333-159076) and on Forms S-8 (File No. 333-168604 and File No. 333-104939).

/s/ GRANT THORNTON LLP

Kansas City, Missouri

March 14, 2012